Exhibit (d)(13)(iii)

AMENDMENT NO. 2 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2, effective as of September 1, 2017 (“Amendment No. 2”), to the Investment Advisory Agreement dated May 1, 2011 (“Agreement”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and GAMCO Asset Management, Inc., a New York corporation (“GAMCO” or “Adviser”).

WHEREAS, FMG LLC and the Adviser agree to amend the Agreement to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides with respect to the 1290 VT GAMCO Small Company Value Portfolio;

NOW THEREFORE, FMG LLC and the Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the Portfolios of EQ Advisors Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		GAMCO ASSET MANAGEMENT, INC.

By:	/s/ Michal Levy	By:	/s/ Douglas R. Jamieson
	Michal Levy		Name: Douglas R. Jamieson
	Senior Vice President and Chief Operating Officer		Title: President and Chief Operating Officer

APPENDIX A

TO

AMENDMENT NO. 2

TO THE

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee
GAMCO Small Cap Portfolios, which shall consist of the following Portfolio(s) and Other Fund(s) or Allocated Portions(s)*: 1290 VT GAMCO Small Company Value Portfolio	0.40% of the GAMCO Small Cap Portfolios’ average daily net assets up to and including $1 billion; and 0.30% of the GAMCO Small Cap Portfolios’ average daily net assets in excess of $1 billion.

1290 GAMCO Small/Mid Cap Value Fund, a series of 1290 Funds

1290 VT GAMCO Mergers & Acquisitions Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $100 million; and 0.40% of the Portfolio’s average daily net assets in excess of $100 million.

*	Other Fund(s) or Allocated Portion(s) are other registered investment companies or series or portions thereof that are advised by the Manager and sub-advised by the Adviser.